UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)

                           Orexigen Therapeutics, Inc.
                    ----------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    686164104
                    ----------------------------------------
                                 (CUSIP NUMBER)

                               December 31, 2010
                    ----------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 2 OF 14 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Moshe Arkin
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          ---
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              ---
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               ---
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          ---
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    ---
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    IN
--------------------------------------------------------------------------------

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 3 OF 14 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    M. Arkin (1999) Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
                           ---
  NUMBER OF            ---------------------------------------------------------
   SHARES              6   SHARED VOTING POWER
BENEFICIALLY               ---
  OWNED BY             ---------------------------------------------------------
    EACH               7   SOLE DISPOSITIVE POWER
  REPORTING                ---
 PERSON WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           ---
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    ---
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 4 OF 14 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Funds Management Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          ---
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              ---
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               ---
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          ---
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    ---
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
-------------------------------------------------------------------------------

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 5 OF 14 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Israel Mor
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          ---
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              ---
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               ---
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          ---
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    ---
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    IN
--------------------------------------------------------------------------------

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 6 OF 14 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Doron Breen
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel and U.S.
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          ---
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              ---
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               ---
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          ---
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    ---
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    IN
--------------------------------------------------------------------------------

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 7 OF 14 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Ron Senator
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel and U.S.
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          ---
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              ---
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               ---
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          ---
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    ---
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    IN
--------------------------------------------------------------------------------

ITEM 1.   (a)  NAME OF ISSUER:

               Orexigen Therapeutics, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3344 North Torrey Pines Court, Suite 200, La Jolla, CA

ITEM 2.   (a)  NAME OF PERSON FILING:

               1. Moshe Arkin

               2. M. Arkin (1999) Ltd.

               3. Sphera Funds Management Ltd.

               4. Israel Mor

               5. Doron Breen

               6. Ron Senator

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Moshe Arkin - 6 Hachoshlim St., Herzelia, Israel

               M. Arkin (1999) Ltd. - 6 Hachoshlim St., Herzelia, Israel

               Sphera Funds Management Ltd. - Platinum House, 21 Ha'arba'ah Street, Tel-Aviv, 64739 Israel

               Israel Mor - c/o Sphera Funds Management Ltd., Platinum House, 21 Ha'arba'ah Street, Tel-Aviv, 64739 Israel

               Doron Breen - c/o Sphera Funds Management Ltd., Platinum House, 21 Ha'arba'ah Street, Tel-Aviv, 64739 Israel

               Ron Senator - c/o Sphera Funds Management Ltd., Platinum House, 21 Ha'arba'ah Street, Tel-Aviv, 64739 Israel

          (c)  CITIZENSHIP:

               Moshe Arkin - Israel

               M. Arkin (1999) Ltd. - Israel

               Sphera Funds Management Ltd. - Israel

               Israel Mor - Israel

               Doron Breen - Israel and U.S.

               Ron Senator - Israel and U.S.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NUMBER:

               686164104

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               The entities and persons named in this Schedule 13G may be deemed to constitute a "group" for purposes of Section 13(d) of the Exchange Act. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that a group exists for purposes of Section 13(d) of the Exchange Act or for any other purpose, and each of the entities and persons named in this Schedule 13G disclaims the existence of any such group.

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in
                    Item 4(a) above

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

               N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               N.A.

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2011

                                        MOSHE ARKIN

                                        /s/ Menachem Inbar
                                        ----------------------------
                                        By: Menachem Inbar*
                                        Title: Attorney-in-fact

                                        M. ARKIN (1999) LTD.

                                        /s/ Menachem Inbar
                                        ----------------------------
                                        By: Menachem Inbar**
                                        Title: Attorney-in-fact for Moshe Arkin,
                                        Chairman of M. Arkin (1999) Ltd.

                                        SPHERA FUNDS MANAGEMENT LTD.

                                        /s/ Ron Senator
                                        ----------------------------
                                        By: Ron Senator***
                                        Title: Director

                                        ----------------------------
                                        By: Doron Breen***
                                        Title: Director

                                        /s/ Israel Mor
                                        ----------------------------
                                        Israel Mor

                                        ----------------------------
                                        Doron Breen

                                        /s/ Ron Senator
                                        ----------------------------
                                        Ron Senator


* Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated February 9, 2010 by and on behalf of Moshe Arkin (incorporated herein by reference to Exhibit 2 to the Schedule 13G filed on February 9, 2010).

** Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated February 9, 2010 by and on behalf of Moshe Arkin as Chairman of M. Arkin (1999) Ltd. (incorporated herein by reference to Exhibit 3 to the Schedule 13G filed on February 9, 2010).

*** Duly authorized by Unanimous Written Consent of the Board of Directors of Sphera Funds Management Ltd. allowing Ron Senator, Doron Breen, and Israel Mor, any two of whom acting together, to bind Sphera Funds Management Ltd. for any and all matters, dated July 1, 2010 (incorporated herein by reference to Exhibit 4 to the Schedule 13G filed on July 12, 2010).

EXHIBIT NO. DESCRIPTION

Exhibit 1   Agreement of Joint Filing (incorporated herein by reference to
            Exhibit 1 to the Schedule 13G filed on July 12, 2010).

Exhibit 2 Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated February 9, 2010 by and on behalf of Moshe Arkin (incorporated herein by reference to Exhibit 2 to the Schedule 13G filed on February 9, 2010).

Exhibit 3 Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated February 9, 2010 by and on behalf of Moshe Arkin as Chairman of M. Arkin (1999) Ltd. (incorporated herein by reference to Exhibit 3 to the Schedule 13G filed on February 9,
            2010).

Exhibit 4 Unanimous Written Resolutions of the Directors of Sphera Funds Management Ltd. allowing Ron Senator, Doron Breen, and Israel Mor, any two of whom acting together, to bind Sphera Funds Management Ltd for any and all matters, dated July 1, 2010 (incorporated herein by reference to Exhibit 4 to the Schedule 13G filed on July 12, 2010).